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                               BERNARD CHAUS, INC.
                                  1410 Broadway
                            New York, New York 10018

February 23, 1999

Stuart S. Levy
12 Brittany Road
Montville, New Jersey 07045

Dear Stuart:

         This letter agreement (this "Amendment") will supplement the terms of your employment by Bernard Chaus, Inc. (the "Company"), as set forth in that certain letter agreement dated July 22, 1998 between you ("Employee") and the Company (the "Original Agreement").

         1. Bonus. A bonus pool shall be established for fiscal years 1999 and 2000 for the benefit of [certain other individuals identified in comparable letters] and Stuart Levy, which shall be allocated among such four employees in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The bonus pool shall be equal to five percent (5%) of the Company's Annual Net Profits for each of the fiscal years ended June 30, 1999 and June 30, 2000. Within ninety (90) days after the end of each of fiscal years 1999 and 2000, Employee shall be paid a bonus ("Bonus") equal to the portion of the bonus pool allocated to Employee by the Committee, which shall in no event be less than $50,000. For purposes of this Amendment, "Annual Net Profits" shall mean the net income of the Company for any fiscal year as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles. The Bonus for a fiscal year shall be payable to Employee promptly following the completion of the audit for that fiscal year but only if Employee was employed by the Company on the last day of such fiscal year.

         2. Options. Effective on the execution of this Amendment, the Company shall grant the Employee options to purchase an aggregate of 100,000 shares (the "New Options") of the Company's common stock at an exercise price of $2.125 (i.e., the closing sales price on the New York Stock Exchange on February 11, 1999, the date of approval by the Committee). The grant of the New Options is subject to shareholder approval at the next annual meeting of stockholders of the Company (unless shares become available under the Company's stock option plan prior to such time and the Company determines that shareholder approval is not required). The New Options shall vest in full on June 30, 2000. In the event of your termination of employment for any reason after June 30, 2000, other than a Change in Control (as defined in the Company's 1998 Stock Option Plan), any unvested options held by you shall be forfeited and you shall have thirty (30) days from the termination date to exercise vested options, including the New Options.

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February 23, 1999
Page 2


The New Options shall vest immediately upon a Change in Control. The New Options shall otherwise be subject to the terms of the Company's 1998 Stock Option Plan.

         3. Miscellaneous.

            (a) This Amendment and the Original Agreement constitute the entire agreement between the Company and Employee with respect to Employee's employment by the Company. Except as expressly modified hereby, the Original Agreement shall remain in full force and effect.

            (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

            (c) The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such other party.

            Please indicate your acceptance with the terms of this Amendment by your signature below, at which time it shall become effective.

                                            Sincerely,


                                            Josephine Chaus

Accepted and agreed to:


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Stuart S. Levy